Exhibit 10.21
Summary of Approved 2005 and 2006 Compensation
     On February 10, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of Blackboard Inc. (the “Company”) took the following actions:
Base Salary of Named Executive Officers
     The Committee approved the annual base salary of the Company’s named executive officers, effective as of March 1, 2006 as set forth below:

Name and Position	Annual Base Salary
Michael L. Chasen	$350,000
Chief executive officer, president

Matthew L. Pittinsky	$245,000
Chairman of the board of directors

Peter Q. Repetti	$270,000
Chief financial officer

Matthew H. Small	$240,000
Senior vice president for legal, general counsel

Todd Gibby	$200,000
Executive vice president for operations
On-Target Bonus
     The Committee approved the on-target bonus levels of the named executive officers for fiscal 2006 set forth in the table below, the payment of which will be based on company financial goals, company strategic goals and individual goals in the proportions described below. The approved on-target bonus amounts are as follows:

On-Target Bonus
Michael L. Chasen	100% of Base Salary
Matthew L. Pittinsky	50% of Base Salary
Peter Q. Repetti	60% of Base Salary
Matthew H. Small	50% of Base Salary
Todd Gibby	50% of Base Salary
Approval Of Performance Measures For 2006 Bonuses
     The Committee approved the performance measures on which the bonuses for fiscal year 2006 of the Company’s named executive officers would be based, relating to the target bonus amounts described above. The actual bonus amount earned by each named executive officer for fiscal 2006 will be calculated based on company financial goals and company strategic goals described below and, in the case of certain of the named executive officers, on individual goals in the proportions set forth below. If company financial goals are exceeded, to the extent that a named executive officer’s bonus is based on company financial goals, such named executive officer’s bonus amount will be appropriately increased in accordance with the guidelines established by the Committee. Conversely, if company financial goals are not met, the portion of each named executive officer’s bonus based on company financial goals will be decreased accordingly.

	% based on
	Company Financial	% based on	% based on
	Goals	Company Strategic Goals	Individual Goals
Michael L. Chasen	80%	20%	0%
Matthew L. Pittinsky	80%	20%	0%
Peter Q. Repetti	70%	20%	10%
Matthew H. Small	70%	20%	10%
Todd Gibby	70%	20%	10%
     The company financial goals component is based on total revenues (30%), pre-tax earnings (40%) and contract value plus non-ratable deferred revenue (30%). Contract value is an estimate of annualized recurring ratable revenues under existing contracts with clients. In the event of the occurrence of non-ordinary course events which impact the foregoing company performance measures, such measures may be adjusted as determined appropriate in the circumstances by the Committee or the Board of Directors. The company strategic goals and individual goals components are based on criteria established by the Committee. The Committee and the Board of Directors each retain the authority to approve discretionary supplemental bonuses as warranted by the achievement of the Company milestones or by individual or team contributions.
2005 Bonus
     The Committee authorized the payment of the following bonus amounts in respect of the year ended December 31, 2005:

2005 Bonus Amount
Michael L. Chasen	$291,550
Matthew L. Pittinsky	$145,775
Peter Q. Repetti	$139,956
Matthew H. Small	$108,137
Todd E. Gibby	$119,231